Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-112547 on Form S-8 of Church & Dwight Co., Inc. of our report dated June 25, 2012 appearing in the Annual Report on Form 11-K of the Church & Dwight Co., Inc. Savings & Profit Sharing Plan for Salaried Employees for the year ended December 31, 2011.

/s/ J.H. Cohn LLP
Roseland, New Jersey
June 25, 2012